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                                                                     EXHIBIT 5.1


                          [Latham & Watkins Letterhead]

                                November 6, 2002

Novatel Wireless, Inc.
9360 Towne Centre Drive
San Diego, California 92121

                      Re: Novatel Wireless, Inc.'s Registration Statement 1,486,864 Shares of Common Stock, par value $0.001

Ladies and Gentlemen:

               In connection with the registration of the offer and sale of 1,486,864 shares of common stock of the Company, par value $0.001 per share (the "Shares"), under the Securities Act of 1933, as amended, by Novatel Wireless, Inc., a Delaware corporation (the "Company"), on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on October 18, 2002, as amended by Amendment No. 1 to Form S-3 filed with the Commission on November 6, 2002 (as amended, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Shares consist of 985,658 shares of common stock of the Company (the "Issued Shares") issued and outstanding as of the date hereof, and 501,206 shares of common stock of the Company (the "Warrant Shares") issuable upon exercise of certain warrants (the "Warrants").

               In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. With your consent we have relied upon the certificates of officer(s) of the Company and others with respect to certain factual matters.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

               Subject to the foregoing, it is our opinion that as of the date hereof:

               1. The Issued Shares have been duly authorized for issuance, have been validly issued and fully paid and are non-assessable.

               2. The Warrant Shares have been duly authorized for issuance, and assuming that the full consideration for each share issuable upon exercise of each of the Warrants is received by the Company in accordance with the terms of such Warrant, the Warrant Shares

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issuable upon exercise of the Warrants, when issued, will be validly issued, fully paid and nonassessable.

               We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters".

                                        Very truly yours,

                                        /s/ LATHAM & WATKINS